EXHIBIT 10

August 27, 2004

Marc P. Flores

558 Valley Drive

Incline Village, NV  89451

Dear Marc:

The following will serve as an agreement for you to join MedicalCV, Inc. as President and CEO commencing Tuesday, September 7, 2004.  I will continue to serve as Chairman of the Board.

Your compensation will be at a monthly rate of $18,541.67 with a quarterly bonus opportunity of $10,000 based on meeting mutually agreed upon goals.  You will have fringe benefits the same as all full-time employees including medical/dental insurance (amount is determined by the number of dependents covered), 401(k) (employer matches 20 percent of the first 10 percent contributed), and term life insurance of $50,000.

The Company is forming an 800,000 share pool of restricted stock for the management team.  The restriction is based on achieving $10 per share market price of our stock (or if the Company is purchased at a price of $10 per share or higher) by April 30, 2007, and your employment continues with the Company through April 30, 2007.  Subject to Compensation Committee approval, the CEO would share in 20 percent of the pool.

You will receive a ten-year stock option for 171,154 shares priced at market on the date you accept the employment offer with four-year vesting and performance features.

We anticipate the relocation of you and your family after school is out in the late spring of 2005.  In the meantime, you will be provided with a one-bedroom, furnished town home near the Company and travel expenses home on weekends.  The relocation package will include the following elements:

•                  The Company will arrange for packing, transport and delivery of your household goods by a national freight carrier.

•                  MedicalCV will arrange for transport of two automobiles from Incline Village, Nevada, to St. Paul, Minnesota.  If you decide to drive, you will be reimbursed $.30 per mile for each vehicle, and you will also be reimbursed reasonable meals and lodging expenses en route based on travel by the most direct route.

•                  The Company will reimburse you reasonable and customary real estate closing costs for the sale of your home, excluding seller paid points, prorated taxes, prorated interest and seller’s allowances.

•                  MedicalCV will reimburse you normal closing costs for the purchase of your Minnesota residence, with a maximum of 1 percent for a loan origination fee and excluding discount points, prepaids and homeowner association fees.

•                  All expenses are subject to Company review for reasonableness.

•                  Taxable income from relocation related reimbursements will be grossed up for tax purposes.

Congratulations on your new position.  I am looking forward to working with you.  We will do a public relations press release, reviewed by both parties, as soon as this agreement is effective.

If you are in agreement with the above, please sign below.  If you have any questions, please call Jack Jungbauer at (651) 234-6699.

/s/ Marc P. Flores	Marc P. Flores
Signed Name	Printed Name

August 30, 2004
Date

For MedicalCV, Inc.

/s/ Lawrence L. Horsch	Lawrence L. Horsch
Lawrence L. Horsch, Chairman of the Board	Printed Name

August 27, 2004
Date